EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $.001 per share, of ARI Network Services, Inc., a Wisconsin corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 10, 2014

PARK CITY CAPITAL OFFSHORE MASTER, LTD.		PARK CITY CAPITAL, LLC

By:	/s/ Michael J. Fox	By:	/s/ Michael J. Fox
	Michael J. Fox,		Michael J. Fox,
	Director		Manager

MICHAEL J. FOX

		By:	/s/ Michael J. Fox
Michael J. Fox